Exhibit 5.1

12531 HIGH BLUFF DRIVE	MORRISON & FOERSTER LLP
SUITE 100
SAN DIEGO, CALIFORNIA	NEW YORK, SAN FRANCISCO,
92130-2040	LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.
TELEPHONE: 858.720.5100
FACSIMILE: 858.720.5125	NORTHERN VIRGINIA,
ORANGE COUNTY, DENVER
WWW.MOFO.COM	SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,
SINGAPORE, BRUSSELS

June 19, 2009

Inovio Biomedical Corporation

11494 Sorrento Valley Road

San Diego, California 92121

Ladies and Gentlemen:

At your request, we have examined the Post-Effective Amendment on Form S-8 to Form S-4 Registration Statement (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 9,082,680 shares of your common stock, $0.001 par value (the “Common Stock”) which will be issuable under the Viral Genomics, Inc. Equity Compensation Plan (the “Plan”);.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the Plan and the authorization of the issuance of an aggregate of 9,082,680 shares of Common Stock under the Plan (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion.  For the purpose of the opinion rendered below, we have assumed that, upon each issuance of Plan Shares, the Company will receive the consideration for such Plan Shares required by the terms of the Plan.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP